The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 8, 2016

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] AutoCallable Notes due January 29, 2019 Linked to the Least Performing Reference Asset of Four Common Stocks Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	January 26, 2016
Issue Date:	January 29, 2016
Final Valuation Date:*	January 24, 2019
Maturity Date:*	January 29, 2019
Coupon Payments:**	[$8.54167 - $10.20833] per $1,000 principal amount Note
Automatic Call:

If, on any Call Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to the final Coupon Payment) a payment per $1,000 principal amount Note that you hold determined as follows:

¡                  If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

¡                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have not elected to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

¡                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Least Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Least Performing Reference Asset

If the Notes are not automatically called,  and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. In such an event, if we elect to exercise our physical settlement option, the market value of the shares of the Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-In Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-In Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1) (2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	4.00%	96.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $960.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $924.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 4.00% of the principal amount of the Notes, or up to $40.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Reference Assets:

The common stock of Facebook, Inc. (“Facebook”), the common stock of Amazon.com, Inc. (“Amazon”),  the common stock of Netflix, Inc. (“Netflix”) and the common stock of Alphabet Inc. (“Alphabet”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price
	Facebook	FB UW <Equity>	$[•]	$[•]
	Amazon	AMZN UW <Equity>	$[•]	$[•]
	Netflix	NFLX UW <Equity>	$[•]	$[•]
	Alphabet	GOOG UW <Equity>	$[•]	$[•]

Each of the securities noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Asset”.
Coupon Payment Dates:*

The 29th day of each month during the term of the Notes (or if such day does not exist in any month, the final calendar day of such month), provided that the final Coupon Payment Date will be the Maturity Date***

Call Valuation Dates:*	April 26, 2016, July 26, 2016, October 26, 2016, January 25, 2017, April 26, 2017, July 26, 2017, October 25, 2017, January 24, 2018, April 25, 2018, July 25, 2018 and October 24, 2018**
Call Settlement Date:	The Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs
Initial Price:	With respect to each Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Barrier Price:	With respect to each Reference Asset, 50.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to each Reference Asset, the Closing Price on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.
Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Least Performing Reference Asset
Applicable Fractional Share Amount:	The Fractional Share Amount (as described below) applicable to the Least Performing Reference Asset
Physical Delivery Amount and Fractional Share Amount:

With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price of such Reference Asset, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares of such Reference Asset resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount are noted in the table below:

	Reference Asset	Physical Delivery Amount	Fractional Share Amount
	Facebook	[•] shares	[•] shares
	Amazon	[•] shares	[•] shares
	Netflix	[•] shares	[•] shares
	Alphabet	[•] shares	[•] shares

Tax Allocation of the Coupon Payments:	Deposit Income: [•]% of the amount of each Coupon Payment on the Notes Put Premium: [•]% of the amount of each Coupon Payment on the Notes
Closing Price:

With respect to a Reference Asset on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to a Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741WBJ8 / US06741WBJ80

*                  Subject to postponement, as described under “Additional Terms of the Notes—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement

**            The actual Coupon Payment will be determined on the Initial Valuation Date and will not be less than $8.54167 per $1,000 principal amount Note (which is 0.854167% of the principal amount per Note, equivalent to a per annum rate of 10.25%)

**            If such day is not a Business Day, the Coupon Payment Date will occur on the next following Business Day with the same force and effect as if paid on the originally scheduled Coupon Payment Date. No interest will accrue as a result of such delayed payment.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Coupon Payment range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You understand and accept that any positive return on the Notes will be limited to the Coupon Payments

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets, including volatility and other risks associated with investments in shares of single equity securities

•                  You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the Final Price of at least one Reference Asset is less than its Barrier Price

•                  You seek an investment the return on which is not limited to the Coupon Payments on the Notes

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets, including volatility or other risks associated with an investment in shares of single equity securities

•                  You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•      Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates, the Coupon Payment Dates following each Call Valuation Date, the Final Valuation Date and the Maturity Date are subject to adjustment in the event that any Call Valuation Date or the Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Call Valuation Date or the Final Valuation Date.

If a Call Valuation Date or the Final Valuation Date is not a Reference Asset Business Day, the relevant Call Valuation Date or Final Valuation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Call Valuation Date or on the Final Valuation Date, the relevant date will be postponed to the next Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will the relevant date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will determine the Closing Price of any Reference Asset affected by such Market Disruption Event in the manner set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS-2

In the event that a Call Valuation Date is postponed for any reason, the Coupon Payment Date following such Call Valuation Date will be the third Business Day following the Call Valuation Date (as postponed). If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. No interest will accrue as a result of the postponement of any Coupon Payment Date or the Maturity Date for any reason.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•                  Adjustments to the Reference Assets and the Notes—Each Reference Asset and the Notes are subject to adjustment under certain circumstances. For a description of adjustments that may affect one or more of the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following examples demonstrate the how the payment upon an automatic call will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Monthly Coupon Payments: $8.54167 per $1,000 principal amount Note

▪                  Redemption Price: $1,000 plus the Coupon Payment that is otherwise payable on the Call Settlement Date

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

* The hypothetical Initial Price of $100.00 for each Reference Asset has been chosen for illustrative purposes only and does not represent a likely Initial Price for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date.

For information about recent prices of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Price ($) on First Call Valuation Date
Facebook	105.00
Amazon	110.00
Netflix	130.00
Alphabet	120.00

Because the Closing Price of each Reference Asset is above its respective Initial Price on the first Call Valuation Date, the Notes are automatically called on the related Call Settlement Date. On the Call Settlement Date, you will receive the Redemption Price of $1,008.54167 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date (which will be the third Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is approximately 2.5625%.

Example 2: The Notes are automatically called on the sixth Call Valuation Date.

Reference Asset	Closing Price ($) on Call Valuation Date
	First	Second	Third	Fourth	Fifth	Sixth
Facebook	105.00	90.00	75.00	103.00	93.00	103.00
Amazon	90.00	80.00	85.00	105.00	95.00	105.00
Netflix	130.00	95.00	80.00	95.00	102.00	100.00
Alphabet	85.00	100.00	80.00	80.00	95.00	120.00

Because the Closing Price of each Reference Asset is above its respective Initial Price on the sixth Call Valuation Date, the Notes are automatically called on the related Call Settlement Date. On the Call Settlement Date, you will receive the Redemption Price of $1,008.54167 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date (which will be the eighteenth Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is approximately 15.375%.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment at maturity will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Monthly Coupon Payments: $8.54167 per $1,000 principal amount Note, or $307.50 per principal amount Note in the aggregate over the life of the Notes

▪                  The Notes are NOT automatically called prior to maturity

▪                  Hypothetical Initial Price, Barrier Price, Physical Delivery Amount and Fractional Share Amount for each Reference Asset as follows:*

Reference Asset	Initial Price	Barrier Price	Physical Delivery Amount	Fractional Share Amount
Facebook	$102.73	$51.37	9 shares	0.73425 shares
Amazon	$633.79	$316.90	1 share	0.57781shares
Netflix	$107.66	$53.83	9 shares	0.28850 shares
Alphabet	$742.58	$371.29	1 share	0.34666 shares

* The hypothetical Initial Prices shown above are based on the Closing Price of each Reference Asset on January 5, 2016. The hypothetical Barrier Prices, Physical Delivery Amounts and Fractional Share Amounts shown in the table above are based on such hypothetical Initial Prices. As noted on the cover of this preliminary pricing supplement, the actual Initial Price for each Reference Asset will be equal to the Closing Price of such Reference Asset on the Initial Valuation Date. The actual Barrier Price for each Reference Asset will be equal to 50.00% of the Initial Price, and the Physical Delivery Amount and Fractional Share Amount applicable to each Reference Asset will be calculated as set forth on the cover of this preliminary pricing supplement.

Final Price ($)				Reference Asset Return
Facebook	Amazon	Netflix	Alphabet	Facebook	Amazon	Netflix	Alphabet	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
205.46	1,299.27	226.09	1,596.55	100.00%	105.00%	110.00%	115.00%	100.00%	$1,000.00
200.32	1,204.20	209.94	1,485.16	95.00%	90.00%	95.00%	100.00%	90.00%	$1,000.00
205.46	1,172.51	193.79	1,410.90	100.00%	85.00%	80.00%	90.00%	80.00%	$1,000.00
179.78	1,140.82	183.02	1,373.77	75.00%	80.00%	70.00%	85.00%	70.00%	$1,000.00
169.50	1,014.06	183.02	1,299.52	65.00%	60.00%	70.00%	75.00%	60.00%	$1,000.00
159.23	950.69	215.32	1,225.26	55.00%	50.00%	100.00%	65.00%	50.00%	$1,000.00
148.96	919.00	150.72	1,151.00	45.00%	45.00%	40.00%	55.00%	40.00%	$1,000.00
133.55	887.31	161.49	1,076.74	30.00%	40.00%	50.00%	45.00%	30.00%	$1,000.00
123.28	792.24	161.49	1,188.13	20.00%	25.00%	50.00%	60.00%	20.00%	$1,000.00
113.00	744.70	123.81	928.23	10.00%	17.50%	15.00%	25.00%	10.00%	$1,000.00
102.73	633.79	107.66	742.58	0.00%	0.00%	0.00%	0.00%	0.00%	$1,000.00
97.59	570.41	102.28	705.45	-5.00%	-10.00%	-5.00%	-5.00%	-10.00%	$1,000.00
97.59	646.47	86.13	631.19	-5.00%	2.00%	-20.00%	-15.00%	-20.00%	$1,000.00
77.05	570.41	75.36	594.06	-25.00%	-10.00%	-30.00%	-20.00%	-30.00%	$1,000.00
66.77	380.27	86.13	482.68	-35.00%	-40.00%	-20.00%	-35.00%	-40.00%	$1,000.00
107.87	855.62	53.83	445.55	5.00%	35.00%	-50.00%	-40.00%	-50.00%	$1,000.00
41.09	760.55	161.49	853.97	-60.00%	20.00%	50.00%	15.00%	-60.00%	$400.00***
30.82	316.90	123.81	1,151.00	-70.00%	-50.00%	15.00%	55.00%	-70.00%	$300.00***
41.09	221.83	21.53	556.94	-60.00%	-65.00%	-80.00%	-25.00%	-80.00%	$200.00***
15.41	126.76	10.77	185.65	-85.00%	-80.00%	-90.00%	-75.00%	-90.00%	$100.00***
92.46	0.00	139.96	816.84	-10.00%	-100.00%	30.00%	10.00%	-100.00%	$0.00

** Per $1,000 principal amount Note, excluding the final Coupon Payment on the Notes

*** Assuming we have not exercised our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Final of the Least Performing Reference Asset is less than its Barrier Price and (b) we elect to exercise our physical settlement option, please see Examples 3 and 4 below.

PPS-5

Example 1: The Final Price of Facebook is $113.00, the Final Price of Amazon is $744.70, the Final Price of Netflix is $123.81 and the Final Price of Alphabet is $928.23.

Because the Facebook has the lowest Reference Asset Return, Facebook is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

The total return on the Notes is 30.75%.

Example 2: The Final Price of Facebook is $77.05, the Final Price of Amazon is $570.41, the Final Price of Netflix is $75.36 and the Final Price of Alphabet is $594.06.

Because Netflix has the lowest Reference Asset Return, Netflix is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

The total return on the Notes is 30.75%.

Example 3: The Final Price of Facebook is $41.09, the Final Price of Amazon is $760.55, the Final Price of Netflix is $161.49 and the Final Price of Alphabet is $853.97.

Because Facebook has the lowest Reference Asset Return, Facebook is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity (in addition to the final Coupon Payment on the Notes) of $400.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

Because Facebook is the Least Performing Reference Asset, the Applicable Physical Delivery Amount is 9 shares of Facebook and the Applicable Fractional Share Amount is 0.73425 shares of Facebook. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment on the Notes), per $1,000 principal amount Note that you hold, a total of 9 shares of Facebook plus $30.17 in cash.

Assuming that we not exercise our physical settlement option, the total return on the Notes is -29.25% (consisting of a loss of 60.00% of the principal amount per Note and aggregate Coupon Payments of 30.75% of the principal amount per Note). If we exercise our physical settlement option, the total return may be higher or lower, depending on fluctuations in the price per share of Facebook between the Final Valuation Date and the Maturity Date.

Example 4: The Final Price of Facebook is $41.09, the Final Price of Amazon is $221.83, the Final Price of Netflix is $21.53 and the Final Price of Alphabet is $556.94.

Because Netflix has the lowest Reference Asset Return, Netflix is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity (in addition to the final Coupon Payment on the Notes) of $200.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -80.00%] = $200.00

Because Netflix is the Least Performing Reference Asset, the Applicable Physical Delivery Amount is 9 shares of Netflix and the Applicable Fractional Share Amount is 0.28850 shares of Netflix. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment on the Notes) a total of 6 shares of Netflix plus $6.21 in cash.

Assuming that we not exercise our physical settlement option, the total return on the Notes is -49.25% (consisting of a loss of 80.00% of the principal amount per Note and aggregate Coupon Payments of 30.75% of the principal amount per Note). If we exercise our physical settlement option, the total return may be higher or lower, depending on fluctuations in the price per share of Netflix between the Final Valuation Date and the Maturity Date.

Examples 3 and 4 above demonstrate that if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Returns of one or more of the other Reference Assets are positive.  Your loss will not be mitigated in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than that of the Least Performing Reference Asset.

If the Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-6

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in any of the Reference Assets.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•      “Risk Factors—Risks Relating to All Securities”;

•      “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•      “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•      “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•      “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•      “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•      “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•      Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal.  If the Notes are not automatically called prior to maturity, the payment at maturity depends on whether the Final Price of the Least Performing Reference Asset is less than its Barrier Price.  If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price. Furthermore, if we exercise our physical settlement option in such an event, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received at maturity had we not exercised our physical settlement option because of fluctuations in the price of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the principal amount of your Notes.

•      Potential Return Limited to the Coupon Payments on the Notes—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return of one or more Reference Assets is positive.  The total payments that you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Coupon Payments on the Notes.

•      Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on a Call Valuation Date is equal to or greater than its respective Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on any Call Settlement Date, together with any Coupon Payments that you may have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•      If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns (and, accordingly, the Reference Asset Return of the Least Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date.  Accordingly, if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•      Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Prices of the Reference Assets on the relevant Call Valuation Dates.  Accordingly, if the price of any Reference Asset dropped on any Call Valuation Date such that the Closing Price of such Reference Asset falls below the applicable Initial Price for such Reference Asset, your Notes will not be called on the relevant Call Valuation Date.

PPS-7

•      Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment on the Notes, including the Coupon Payments and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action can be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•      No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•      Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•      There is Limited Historical Performance Information with Respect to Alphabet—The Class C common stock of Google Inc. (the predecessor registrant to Alphabet, as described herein under “Information Regarding the Reference Assets”) began trading publicly March 27, 2014. Accordingly, your investment in the Notes may involve a greater risk than investing in notes linked to one or more reference assets with a more established record of performance.

•      Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•      Industry Concentration Risk—The issuers of each Reference Asset are each in the technology sector. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation and supply and demand for the products and services produced or offered by such companies. Negative developments in technology sector may have a negative effect on the issuers of the Reference Assets and, in turn, may have a material adverse effect on the value of the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•      The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit

PPS-8

that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•      Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

PPS-9

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity

•      Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•      Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o      the expected volatility of the Reference Assets;

o      the time to maturity of the Notes;

o      the market price and dividend rate on the Reference Assets;

o      interest and yield rates in the market generally;

o      a variety of economic, financial, political, regulatory or judicial events;

o      supply and demand for the Notes; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-10

THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings.  You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the SEC filings of any Reference Asset or any other publicly available information regarding any Reference Asset.

You should not take the historical prices of any Reference Asset as an indication of the future performance of that Reference Asset. The price per share of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of any Reference Asset during any period shown below is not an indication that the price of the price of such Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of any Reference Asset. The actual performance each Reference Asset over the life of the Notes, individually or in comparison to each other, may bear little relation to the historical prices shown below.

We obtained the historical trading price information with respect to each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS-11

Facebook, Inc.

According to publicly available information, Facebook operates a social networking website. Facebook’s website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the sharing of information, photographs, website links, and videos. Facebook users have the ability to share and restrict information based on their own specific criteria.

Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801.  The common stock of Facebook is listed on the NASDAQ Stock Market under the ticker symbol “FB”.

Historical Performance of the Common Stock of Facebook

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Facebook during the periods indicated below. The graph below graph sets forth the historical performance of Facebook based on daily Closing Prices from May 17, 2012 through January 5, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
June 30, 2012*	38.37	25.87	31.12
September 30, 2012	32.17	17.73	21.65
December 31, 2012	28.24	18.99	26.63
March 31, 2013	32.46	25.14	25.58
June 30, 2013	28.97	22.90	24.86
September 30, 2013	51.24	24.37	50.24
December 31, 2013	57.96	44.82	54.66
March 31, 2014	72.03	53.53	60.24
June 30, 2014	67.60	56.14	67.29
September 30, 2014	79.04	62.76	79.04
December 31, 2014	81.45	72.63	78.02
March 31, 2015	85.31	74.05	82.22
June 30, 2015	88.86	77.46	85.77
September 30, 2015	98.39	82.09	89.90
December 31, 2015	109.01	90.95	104.66
January 5, 2016**	102.73	102.22	102.73

* For the period beginning on May 17, 2012 (the day the common stock of Facebook began trading on NASDAQ) and ending on June 30, 2012

** For the period beginning on January 1, 2016 and ending on January 5, 2016

Historical Performance of the Common Stock of Facebook, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-12

Amazon.com, Inc.

According to publicly available information, Amazon is an online retailer that offers a wide range of products. Amazon’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. Amazon offers personalized shopping services, Web-based credit card payment, and direct shipping to customers.

Information filed by Amazon with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724.  The common stock of Amazon is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN”.

Historical Performance of the Common Stock of Amazon

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Amazon during the periods indicated below. The graph below graph sets forth the historical performance of Amazon based on daily Closing Prices from January 1, 2011 through January 5, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	191.25	160.97	180.13
June 30, 2011	206.07	178.34	204.49
September 30, 2011	241.69	177.79	216.23
December 31, 2011	246.71	173.10	173.10
March 31, 2012	205.44	175.93	202.51
June 30, 2012	231.90	185.50	228.35
September 30, 2012	261.68	215.36	254.32
December 31, 2012	261.50	220.64	251.14
March 31, 2013	283.99	253.39	266.49
June 30, 2013	281.76	248.23	277.69
September 30, 2013	318.12	280.93	312.64
December 31, 2013	404.39	298.23	398.79
March 31, 2014	407.05	336.52	336.52
June 30, 2014	342.99	288.32	324.78
September 30, 2014	360.84	307.06	322.44
December 31, 2014	338.64	287.06	310.35
March 31, 2015	387.83	286.95	372.10
June 30, 2015	445.99	370.26	434.09
September 30, 2015	548.39	429.70	511.89
December 31, 2015	693.97	520.72	675.89
January 5, 2016*	636.99	633.79	633.79
* For the period beginning on January 1, 2016 and ending on January 5, 2016

Historical Performance of the Common Stock of Amazon.com, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

Netflix, Inc.

According to publicly available information, Netflix is an Internet subscription service for watching televison shows and movies. Subscribers can instantly watch unlimited TV shows and movies streamed over the Internet to their TVs, computers and mobile devices and in the United States, subscribers can receive standard definition DVDs and Blu-ray discs delivered to their homes.

Information filed by Netflix with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35727, or its CIK Code: 0001065280.  The common stock of Netflix is listed on the NASDAQ Global Select Market under the ticker symbol “NFLX”.

Historical Performance of the Common Stock of Netflix

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Netflix during the periods indicated below. The graph below graph sets forth the historical performance of Netflix based on daily Closing Prices from January 1, 2011 through January 5, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	35.36	25.41	33.90
June 30, 2011	39.10	32.59	37.53
September 30, 2011	42.68	16.17	16.17
December 31, 2011	17.61	9.12	9.90
March 31, 2012	18.46	10.32	16.43
June 30, 2012	16.28	8.95	9.78
September 30, 2012	12.14	7.68	7.78
December 31, 2012	13.67	8.01	13.25
March 31, 2013	28.06	13.14	27.06
June 30, 2013	34.77	23.29	30.16
September 30, 2013	44.86	31.56	44.17
December 31, 2013	54.37	41.20	52.60
March 31, 2014	65.00	46.96	50.29
June 30, 2014	64.10	44.89	62.94
September 30, 2014	69.20	60.27	64.45
December 31, 2014	66.69	45.21	48.80
March 31, 2015	69.00	45.55	59.53
June 30, 2015	97.31	59.02	93.85
September 30, 2015	126.45	93.51	103.26
December 31, 2015	130.93	97.32	114.38
January 5, 2016*	109.96	107.66	107.66
* For the period beginning on January 1, 2016 and ending on January 5, 2016

Historical Performance of the Common Stock of Netflix, Inc.

PPS-14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

Alphabet Inc.

According to publicly available information, operates as a holding company. Alphabet, through its subsidiaries  provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Alphabet became the successor SEC registrant to, and parent holding company of, Google Inc. on October 2, 2015, in connection with a holding company reorganization. Alphabet’s Class C capital stock began trading on NASDAQ on October 5, 2015 under the ticker symbol “GOOG,” the same symbol under which Google Inc.’s Class C capital stock previously traded.

Information filed by Alphabet with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36380 or its CIK Code:0001288776.  The common stock of Alphabet is listed on the NASDAQ Global Select Market under the ticker symbol “GOOG”.

Historical Performance of the Common Stock of Alphabet

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Alphabet during the periods indicated below. The graph below graph sets forth the historical performance of Alphabet based on daily Closing Prices from March 27, 2014 through January 5, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2014*	558.47	555.37	555.38
June 30, 2014	577.07	508.56	573.71
September 30, 2014	594.45	561.19	575.78
December 31, 2014	575.77	494.03	524.96
March 31, 2015	573.75	491.20	546.50
June 30, 2015	563.51	520.51	520.51
September 30, 2015	672.93	516.83	608.42
December 31, 2015	776.60	611.29	758.88
January 5, 2016**	742.58	741.84	742.58

* For the period beginning on March 27, 2014 (the day the Class C common stock of Google Inc. began trading on NASDAQ and ending on March 31, 2014

** For the period beginning on January 1, 2016 and ending on January 5, 2016

Historical Performance of the Common Stock of Alphabet Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-16

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Least Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”).  On the cover of this preliminary pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium.  The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service.  Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.  For a further discussion of the tax considerations applicable to fixed rate debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement.  Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed or cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option.  Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

If the Notes are physically settled at maturity with shares of the Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option. You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale.  You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued but unpaid interest on the Deposit, which will be taxed as ordinary income) and (ii) your adjusted tax basis in the Deposit.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium previously received and deferred as described above) would be treated as short-term capital gain.  If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under

PPS-17

the Put Option.  In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments.  There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly.  If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could in effect be required to include all of the interest payments in income, rather than only the portion thereof denoted as Deposit Income on the cover of this preliminary pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-18

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount will be up to $40.00 per Note or 4.00% of the principal amount per Note, as described on the cover page of this preliminary pricing supplement

PPS-19